November 19, 2009 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:






                   Votes for   Votes withheld


Ravi
Akhoury           156,783,547    5,889,534


Jameson A.
Baxter            156,966,969    5,706,112


Charles B.
Curtis            156,899,230    5,773,851


Robert J.
Darretta          157,003,686    5,669,395


Myra R.
Drucker           156,917,681    5,755,400


John A. Hill      156,959,764    5,713,317


Paul L. Joskow    156,957,784    5,715,297


Elizabeth T.
Kennan            156,821,492    5,851,589


Kenneth R.
Leibler           156,949,465    5,723,616


Robert E
Patterson         156,915,622    5,757,459


George
Putnam, III       156,942,075     5,731,006


Robert L.
Reynolds          156,984,001     5,689,080


W. Thomas
Stephens          156,975,405     5,697,676


Richard B.
Worley            156,881,993     5,791,088





A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

  Votes for  Votes against  Abstentions   Broker non votes
113,988,686  3,835,328      6,701,587     38,147,480

All tabulations are rounded to the nearest whole number.